Exhibit (g)(11)

Janus Aspen Series

December 6, 2018

State Street Bank and Trust Company

One Iron Street

Boston, MA 02210

Attention:    Michael Timcoe

RE:	Amended and Restated Custodian Contract dated August 1, 2005, as amended, by and among Janus Aspen Series and State Street Bank and Trust Company

Dear Mr. Timcoe:

Pursuant to Paragraph 3.2.8 and Paragraph 15 of the Amended and Restated Custodian Contract dated August 1, 2005 by and among Janus Aspen Series (the “Fund”) on behalf of the portfolios listed in Appendix A (each a “Portfolio”), and State Street Bank and Trust Company (“Custodian”) (the “Agreement”), the Fund hereby gives notice to terminate the Agreement. The parties acknowledge and agree that the Agreement shall (i) continue in full force and effect through and including the date that all Portfolio assets have been delivered to the Fund’s successor custodian and the Custodian is no longer providing any services under the Agreement (the “Termination Date”), and (ii) terminate as of the close of business on the Termination Date. The parties further (i) acknowledge that the Termination Date is expected to occur on or about February 8, 2019, and (ii) agree that the Termination Date may be advanced or delayed as agreed to by the parties, except that the Termination date may not occur sooner than 30 days from the date hereof with respect to Paragraph 3.2.8 of the Agreement, or 90 days from the date hereof with respect to Paragraph 15. A Secretary’s Certificate containing resolutions appointing a successor custodian, as approved by the Fund’s Board of Trustees, is attached as Appendix B.

The Custodian shall assist the Fund during the transition in accordance with the terms of the Agreement. The Fund shall provide the Custodian with written instructions relating to such transfer, as required under the Agreement. This letter agreement may be amended only upon written agreement of the parties.

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Exhibit (g)(11)

Please indicate your agreement to the foregoing by signing below, and your agreement to waive any notice requirement under the Agreement.

Best Regards,

JANUS ASPEN SERIES

By:	/s/ Jesper Nergaard
Name:	Jesper Nergaard
Title:	VP, Treasurer

Acknowledged this 10th day of December, 2018.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Exhibit (g)(11)

APPENDIX A

List of Janus Aspen Series Portfolios as of December 6, 2018

Janus Henderson Balanced Portfolio

Janus Henderson Enterprise Portfolio

Janus Henderson Flexible Bond Portfolio

Janus Henderson Forty Portfolio

Janus Henderson Global Bond Portfolio

Janus Henderson Global Research Portfolio

Janus Henderson Global Technology Portfolio

Janus Henderson Global Unconstrained Bond Portfolio

Janus Henderson Mid Cap Value Portfolio

Janus Henderson Overseas Portfolio

Janus Henderson Research Portfolio

Janus Henderson U.S. Low Volatility Portfolio

Exhibit (g)(11)

APPENDIX B

CERTIFICATE OF SECRETARY

I, Kathryn Santoro, being duly appointed Secretary of Janus Aspen Series (“JAS”), certify that the JAS Board of Trustees unanimously approved the following resolutions at meeting duly called, convened and held on October 5, 2017 at which a quorum of the Trustees was present and acting throughout and that such resolutions have not been amended or altered in any material respect:

Appointment of BNP as Custodian, Approval of Custody Agreement and Termination of State Street Bank

RESOLVED, that BNP Paribas, acting through its New York branch (“BNP(NY)”), is hereby appointed as the Custodian of Janus Investment Fund and Janus Aspen Series (each, a “Trust” and together, the “Trusts”), replacing the previous Custodian, State Street Bank and Trust Company (“State Street Bank”), to be effective concurrently with the termination of the custody agreement with State Street Bank as determined by the officers of the Trusts;

FURTHER RESOLVED, that the form of Custody Agreement (the “Custody Agreement”) between each Trust and BNP(NY) be, and it hereby is, approved, together with such changes and modifications as the officers of the Trust executing the same on behalf of the Trust may, with the advice of Trust counsel, approve, such execution being conclusive proof of the approval by the Board;

FURTHER RESOLVED, that the officers of the Trust are authorized to provide notice of the termination of the custody agreement between each Trust and State Street Bank, in order to effectuate the appointment of BNP(NY) and to replace State Street Bank as custodian to each Trust;

Approval of Foreign Custody Manager

FURTHER RESOLVED, that the Trustees appoint and delegate to BNP(NY) the responsibilities of a Foreign Custody Manager (the “FCM”) and Primary Custodian with respect to the Trust’s foreign assets pursuant to the terms of the proposed Custody Agreement, to be effective concurrently with the termination of the custody agreement with State Street Bank as determined by the officers of the Trusts;

FURTHER RESOLVED, that the Trustees determine that (i) such Custody Agreement requires the FCM to act with reasonable care, diligence and prudence in performing the delegated responsibilities and requires the FCM to determine that the Trust’s foreign assets will be subject to

Exhibit (g)(11)

reasonable care; and (ii) it is reasonable to rely on the FCM to perform the delegated responsibilities; and

FURTHER RESOLVED, that the Trustees of the Trusts hereby authorize the officers of the Trusts and representatives of Janus Capital to take such action as deemed appropriate or necessary to implement the foregoing resolutions.

Dated as of  December 6, 2018

/s/ Kathryn Santoro
Kathryn Santoro
Secretary

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